Exhibit 5.1

Robert J. Siverd
Executive Vice President,
General Counsel and Secretary
Telephone: (859) 572-8890
Facsimile: (859) 572-8444

December 14, 2000

General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076

RE:    REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

      I am Executive Vice President, General Counsel and Secretary of General Cable Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) of up to 675,000 shares of the Company’s Common Stock, $.01 par value (the “Shares”) and an indeterminate amount of Plan Interests issuable under the General Cable Corporation Executive Deferred Compensation Plan (the “Plan”). The Shares will be purchased in the open market.

      As counsel for the Company, I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. In addition, I have examined such documents and materials, including the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, and other corporate records of the Company as I have deemed necessary and appropriate for the purpose of this opinion.

      On the basis of the foregoing, I am of the opinion that the Plan Interests when extended in accordance with the terms of the Plan and the Registration Statement, will be validly issued.

      I hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

Very truly yours,

/s/ Robert J. Siverd